Exhibit 16.1

September 30, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Ladies and Gentlemen:

We have read LiveWire Group, Inc.’s (“LiveWire”) statements included under Item 4.01 of its Form 8-K/A dated September 30, 2022. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on September 30, 2022, following the completion of LiveWire’s review of the quarter ended September 25, 2022, which consists only of the accounts of the pre-Business Combination special purpose acquisition company, AEA-Bridges Impact Corp. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York